Exhibit  99.1
                 GREEN MOUNTAIN POWER REPORTS EARNINGS FOR 2003

     COLCHESTER, VT Green Mountain Power Corporation (NYSE:GMP) today announced consolidated earnings of $2.02 per share of common stock, diluted, in 2003 compared to consolidated earnings of $1.98 per share, diluted, in 2002.

Reduced power supply expenses to serve retail sales, an increase in sales to residential customers and a reduction in the number of common stock shares outstanding more than offset increased administrative and general costs, a reduction in the Company's allowed rate of return and increased interest expense in 2003, compared with 2002.

"Year-end financial results for 2003 were strong," said Christopher L. Dutton, President and Chief Executive Officer, "and we anticipate improved earnings for 2004. We are particularly pleased to have achieved these financial results while avoiding rate increases for our customers over the past three years. Our earnings estimate for 2004 is $2.05 to $2.15 per share and we expect to continue to raise our dividend payout to a range that is more in line with other comparable utilities. And we were able to post solid financial results at the same time that we excelled in satisfying our customers."

"We are extremely pleased with the results of our efforts to exceed customer service performance requirements," added Mary G. Powell, Senior Vice President and Chief Operating Officer. "Results indicate that we met or exceeded all service performance guidelines established with the Department of Public Service. Over the past few years, we have invested capital in systems to improve reliability, reduce call response time, increase billing accuracy and achieve numerous other customer service initiatives. We are delighted that recent customer satisfaction surveys indicate that our customers recognize the efforts that we have made."

Total operating revenues for 2003 increased by $5.9 million due to increased wholesale revenues of $8.3 million, increased retail revenues of $3.2 million from residential customers, and increased retail revenues of $900,000 from small commercial and industrial customers. These increases were partially offset by decreased retail revenues of $2.6 million from large commercial and industrial customers. Also, the increase in total operating revenues was partially offset by the Company's using $3.3 million less in deferred revenues recorded under a regulatory order discussed below.

     The Vermont Public Service Board's January 2001 rate order (the last time the Company's rates increased) allowed the Company to defer revenues of approximately $8.5 million, generated by leveling winter/summer rates during 2001, to help offset costs and realize its allowed rate of return during the 2001-2003 period. In 2003, the Company recognized approximately $1.1 million of these additional revenues, compared with $4.4 million recognized during 2002. The Vermont Public Service Board has permitted the Company to carry over unused deferred revenue totaling approximately $3.0 million to 2004 as part of an approved agreement between the Company and the Vermont Department of Public Service to freeze rates for 2004. The agreement also provides for modest rate increases of 1.9 percent in January 2005 and 0.9 percent in January 2006.

While revenues increased $5.9 million, power supply costs were $3.9 million higher in 2003, compared to 2002, reflecting improved margins on sales of electricity. Power supply costs rose as a result of an increase in wholesale sales and increased costs under power supply arrangements with Hydro Quebec, which were offset in part by decreased costs under the Company's arrangement with Morgan Stanley that hedges exposure to increases in the price of fossil fuels.

Other operating expenses increased by $3.5 million in 2003, compared to 2002, primarily due to increases in administrative and general expense. "Our company, like many companies across America, experienced higher benefit expenses due to rapidly rising medical costs and the need to fund employee benefit plans," said Mr. Dutton. "We also experienced significantly higher corporate governance expense during the year to comply with the Sarbanes-Oxley Act. We expect limited growth in administrative and general expense over the next several years due to current year and future funding of our benefit plans, increased employee contributions toward medical costs and a cap on postretirement healthcare expense reflected in our recent four-year labor agreement."

     The Company's financial health improved significantly during 2001 and 2002. As a result, the Company was able to reduce its cost of capital in the fourth quarter of 2002 by issuing new long-term debt and using a portion of the proceeds to acquire approximately 812,000 shares of our common stock. Our 2003 earnings per share improved by approximately $0.09 per share as a result of the stock buyback in 2002.

     In other developments, the Company this week increased its dividend from an annual rate of $0.76 per share to $0.88 per share. "We are optimistic that we can continue to grow the dividend by similar amounts as long as our financial health seems assured," said Mr. Dutton.


                              Green Mountain Power Corporation     Annual Earnings Summary
                                                          Year ended
                                                         December 31,
                                                                              2003                     2002      2001
                                                             --------------------------------------  --------  ---------
                                                             in thousands except per share amounts
Retail revenues . . . . . . . . . . . . . . . . . . . . . .  $                              201,569  $203,962  $199,660
Wholesale revenues. . . . . . . . . . . . . . . . . . . . .                                  78,901    70,646    83,804
                                                             --------------------------------------  --------  ---------
Total operating revenues. . . . . . . . . . . . . . . . . .                                 280,470   274,608   283,464
                                                             --------------------------------------  --------  ---------
Net income. . . . . . . . . . . . . . . . . . . . . . . . .                                  10,407    11,494    11,611
Net income applicable to common stock . . . . . . . . . . .                                  10,404    11,398    10,678
Net income-continuing operations. . . . . . . . . . . . . .                                  10,325    11,299    10,860
Net income(loss)-discontinued operations. . . . . . . . . .                                      79        99      (182)

Basic earnings per share-continuing operations. . . . . . .  $                                 2.08  $   2.02  $   1.93
Basic earnings(loss) per share-discontinued operations. . .                                    0.01      0.02     (0.03)
                                                             --------------------------------------  --------  ---------
Basic earnings per Common share . . . . . . . . . . . . . .  $                                 2.09  $   2.04  $   1.90
                                                             ======================================  ========  =========
Diluted earnings per share-continuing operations. . . . . .  $                                 2.01  $   1.96  $   1.88
Diluted earnings(loss) per share-discontinued operations. .                                    0.01      0.02     (0.03)
                                                             --------------------------------------  --------  ---------
Fully diluted earnings per common share . . . . . . . . . .  $                                 2.02  $   1.98  $   1.85
                                                             ======================================  ========  =========
Dividends declared per share. . . . . . . . . . . . . . . .  $                               0.7600  $ 0.6025  $ 0.5500
Weighted average shares of common stock outstanding-Basic .                                   4,980     5,592     5,630
Weighted average shares of common stock outstanding-Diluted                                   5,140     5,756     5,789






There are statements in this information release that contain projections or estimates and that are considered to be "forward-looking" as defined by the Securities and Exchange Commission (the "SEC"). In these statements, you may find words such as believes, expects, plans, or similar words. These statements are not guarantees of our future performance. There are risks, uncertainties and other factors that could cause actual results to be different from those projected.
     For further information, please contact Robert J. Griffin, Vice President, Chief Financial Officer and Treasurer, at 802-655-8452, or Dorothy Schnure, Manager of Corporate Communications, at 802-655-8418.